As filed with the Securities and Exchange Commission on July 28, 2010
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_______________
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
_______________
Highwoods Properties, Inc.
(Exact name of registrant as specified in its charter)

Maryland	56-1871668
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification number)

3100 Smoketree Court, Suite 600
Raleigh, North Carolina 27604
(919) 872-4924
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

HIGHWOODS PROPERTIES, INC. AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN
(Full Title of the Plan)

Jeffrey D. Miller, Esq.
Vice President, General Counsel and Secretary
Highwoods Properties, Inc.
3100 Smoketree Court, Suite 600
Raleigh, North Carolina 27604
(919) 872-4924
 (Name, address, including zip code and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
(Check one):  Large accelerated filer [X]   Accelerated filer  [  ]    Non-accelerated filer (do not check if a smaller reporting company)  [  ]   Smaller reporting company  [  ]
_______________

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock	548,775 (3)	$29.35	$16,106,547	$1,149

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover additional shares of common stock which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without consideration which results in an increase in the number of Highwoods Properties, Inc.’s shares of outstanding common stock. Pursuant to Rule 416(c) of the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Highwoods Properties, Inc. Amended and Restated Employee Stock Purchase Plan.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933.  The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of Highwoods Properties, Inc. on the New York Stock Exchange on July 22, 2010.

(3)
Represents the number of shares of common stock, par value $0.01 per share, of Highwoods Properties, Inc. issuable under the Highwoods Properties, Inc. Amended and Restated Employee Purchase Plan (the “Plan”).

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Highwoods Properties, Inc. (the “Company”) relating to 548,775 shares of our common stock to be offered and sold under the Company’s Amended and Restated Employee Stock Purchase Plan (the “Plan”).  This Registration Statement on Form S-8 is also being filed by the Plan with respect to an indeterminate amount of interests in the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Jeffrey D. Miller at the address and telephone number on the cover of this Registration Statement.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference and are deemed to be a part hereof from the date of the filing of such documents:

(1) The Company’s Annual Report on Form 10-K for the year ended December 31, 2009;

(2) The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010;

(3) The Company’s Current Report on Form 8-K dated May 12, 2010;

(4) The description of the Company’s common stock contained in the Company’s registration statement on Form 8-A dated May 16, 1994, including all amendments or reports filed for the purpose of updating such description; and

(5) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity of the common stock registered hereby have been passed upon for the Company by Jeffrey D. Miller, Vice President, General Counsel and Secretary of the Company. Mr. Miller is employed by the Company, is eligible to participate in the Plan from time to time and owns or has rights to acquire an aggregate of less than 0.2% of the Company’s common stock.

Item 6.  Indemnification of Directors and Officers.

The Company’s officers and directors are and will be indemnified against certain liabilities in accordance with the Maryland General Corporation Law, the charter and bylaws of the Company and the partnership agreement of Highwoods Realty Limited Partnership. The charter requires the Company to indemnify its directors and officers to the fullest extent permitted from time to time by the Maryland General Corporation Law. The Maryland General Corporation Law permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The Company also maintains a policy of directors and officers liability insurance covering certain liabilities incurred by the Company’s directors and officers in connection with the performance of their duties.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Ex.           Description

4
Form of certificate representing shares of common stock (filed as part of the Company’s Registration Statement on Form S-11 (No. 33-76952) filed with the SEC on March 28, 1994 and incorporated herein by reference)

5	Opinion of Counsel

10	Highwoods Properties, Inc. Amended and Restated Employee Stock Purchase Plan (filed as part of the Company’s Current Report on Form 8-K dated May 12, 2010 and incorporated herein by reference)

23	Consent of Deloitte & Touche LLP

24	Power of Attorney (included on signature page)

Item 9.  Undertakings.

(a) The undersigned Company and the Plan hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company and the Plan hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to Item 6 of this Part II, or otherwise, the Company and the Plan have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on July 28, 2010.

HIGHWOODS PROPERTIES, INC.
By:	/s/ Edward J. Fritsch
Edward J. Fritsch
President and Chief Executive Officer

We, the undersigned officers and directors of Highwoods Properties, Inc., hereby severally constitute Edward J. Fritsch, Jeffrey D. Miller or Terry L. Stevens, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our names and in our capacities as officers and directors to enable Highwoods Properties, Inc. to comply with the provisions of the Securities Act, and all requirements of the SEC, hereby ratifying and confirming our signature as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ O. Temple Sloan, Jr.	Chairman of the Board of Directors	July 28, 2010
O. Temple Sloan, Jr.

/s/ Edward J. Fritsch	President, Chief Executive Officer, and Director	July 28, 2010
Edward J. Fritsch

/s/ Gene H. Anderson	Director	July 28, 2010
Gene H. Anderson

/s/ Thomas W. Adler	Director	July 28, 2010
Thomas W. Adler

/s/ David J. Hartzell	Director	July 28, 2010
David J. Hartzell

/s/ Lawrence S. Kaplan	Director	July 28, 2010
Lawrence S. Kaplan

/s/ Sherry A. Kellett	Director	July 28, 2010
Sherry A. Kellett

/s/ L. Glenn Orr, Jr.	Director	July 28, 2010
L. Glenn Orr, Jr.

/s/ Terry L. Stevens	Senior Vice President and Chief Financial Officer	July 28, 2010
Terry L. Stevens

/s/ Daniel L. Clemmens	Vice President and Chief Accounting Officer	July 28, 2010
Daniel L. Clemmens